SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K/A

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                     THE SECURITIES AND EXCHANGE ACT OF 1934

               Date  of  report  (date  of  earliest event reported):
                                JANUARY 15, 1997


                           EARTH SEARCH SCIENCES, INC.
             (Exact name of registrant as specified in its charter)



      State of Utah                 0-19566                      87-0437723
(State of Incorporation)          (Commission                 (I.R.S. Employer
                                     File No.)              Identification No.)



502 North 3rd Street, Suite #8, McCall, Idaho                      83638
(Address of principal executive offices)                        (Zip code)


               Registrant's telephone number, including area code:
                                 (208) 634-7080


                                    No Change
          (Former Name or Former Address, if changed since last report)

Item 5.  OTHER EVENTS.

         On January 10, 1997, the Company filed a declaratory relief action against the Idaho Department of Finance in the District court of the Fourth Judicial District of the State of Idaho, in and for the County of Valley, Civil No.CV-97-000C. The Company's declaratory relief action seeks a declaration from the court that the Company did not violate the Idaho Securities Act with regard to certain transactions taking place subsequent to April 1, 1994. The Company's declaratory relief action was filed in response to repeated threats by the Department that it would file suit against the Company.

         On January 10, 1997, the Department of Finance filed suit against the Company and its Chairman, Larry Vance, in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada, Civil No. CV OC 9700155D. The Department's complaint set forth five counts, alleging that the Company and Mr. Vance (1) sold unregistered securities to Idaho and non-Idaho residents in violation of Idaho law, (2) acted as broker-dealer or securities salesmen without having registered as such, (3) made untrue statements of material facts in violation of the Idaho antifraud law, (4) by making said untrue statements of material facts, engaged in a practice which operates as a deceit upon persons, and (5) distributed press releases and other written literature without filing same with the Director of the Idaho Department of Finance in violation of the Department's rules.

         The Department's complaint seeks the following relief: (A) a declaration that the Company and Mr. Vance have violated Idaho law, (B) entry of a permanent injunction enjoining the Company and Mr. Vance from violating Idaho law, (C) entry of a permanent injunction prohibiting the Company and Mr. Vance from claiming the availability of, using or offering or selling securities, under any exemptions under Idaho law without seeking the prior written consent of the Director of the Department, (D) an order requiring the Company and Mr. Vance to make an offer of rescission to all persons who purchased or received securities sold by the Company or Mr. Vance in violation of Idaho law, (E) an order requiring the Company and Mr. Vance to pay a penalty of $10,000 for each violation of Idaho law, and (F) an award to the State of its attorneys fees and costs.

         With respect to sales of securities violation of the registration requirements of Idaho law, the Company believes it may have misunderstood certain state regulations in completing transactions with a limited number of Idaho-based investors. The Company is preparing to offer approximately 19 Idaho residents offers of rescission which, if accepted by all offerees, would costs the Company an aggregate of $143,540. The Company does not believe it violated the laws of any other state or any federal laws and regulations, and vehemently denies all other allegations made in the Department's complaint.

         The Company in particular intends to vigorously oppose the Department on the issue of whether the Company has made any untrue statements of material facts. The Department included seven specific allegations of untrue statements in its complaint. The Department's allegation and the Company's response are set forth below:


     DEPARTMENT ALLEGATION                             COMPANY RESPONSE

A.   Defendants represented to offeree                 The Company has never denied that it pays
     and/or investors that principal corporate         compensation to Dr. Peel and it has accrued
     officers did not receive compensation for         compensation for Mr. Vance that will be
     services rendered, when it fact,                  paid only when the Company generates
     compensation was received by principal            revenues.  All information regarding officer
     corporate officers.                               compensation has been properly disclosed
                                                       in the Company's SEC filings and in the
                                                       Company's audited financial statements.

B.   Defendants represented to certain                 The Company's 10-K's, 10-Q's,
     offeree and/or investors that ESSI owned          shareholder letters and press releases
     certain remote sensing equipment, when in         accurately reflect that state of development
     fact, ESSI owned no such equipment.               and the Company's ownership interest in
                                                       the ESSI Probe 1 instrument.  In fact, the
                                                       Company  has filed a copy of its contract with
                                                       Integrated Spectronics for the manufacture and
                                                       acquisition of ESSI Probe as an exhibit to its Form
                                                       10-K for the year ended March 31, 1996.

C.   Defendants represented to offeree                 The Company has properly disclosed the
     and/or investors that they had contracts          existence and nature of all of its material
     with major well-known corporations and            contracts, and has never misrepresented the
     suggested that such contracts would be            revenue potential of these contracts.  The
     revenue producing, when in fact, such             Company's financial statements and filings
     contracts were not revenue producing.             with the SEC accurately reflect the only
                                                       revenues received by the Company to date
                                                       (from one of such contracts).

D.   Defendants  represented  to offeree               In  response to their  allegation, the Company
     and/or investors that they would have the         only converted promissory notes with the
     right to convert promissory notes into            prior consent or knowledge of investor. In
     stock, when in fact, promissory notes were        fact, the  Company  has signed authorization
     automatically converted to stock without the      for all  conversions. Earth Search has asked
     prior consent or knowledge of investors.          the Department of Finance to justify the
                                                       basis of this allegation. The Department
                                                       of Finance has failed to provide any evidence
                                                       which supports its allegation.

E.   Defendants represented to offeree                 The Company does not understand the
     and/or investors that ESSI owned subsidiary       Department's allegation regarding
     companies, however, no disclosures                subsidiaries. The Company's financial
     regarding said companies were in financial        statements and SEC filings properly disclose
     documents or SEC filings.                         all material subsidiaries and their respective
                                                       business activities, if any.

F.   Defendants represented to offeree                 The Company has properly disclosed its
     and/or investors that ESSI "holds a majority      interest in the Kazakstan joint stock
     equity interest in the mineral concession in      company SEMTECH and SEMTECH's possession
     a region of Kazakstan" where Defendants           of a mineral concession for the Polygon
     claim there is a "remarkable concentration        region of Kazakstan.  The Company quoted
     of potentially viable precious and base           from a report prepared by Behre Dolbear &
     metals properties," when in fact, ESSI does       Company, independent consultants, regarding
     not have any binding agreement giving it a        the potential quality of the mineral
     majority equity interest in a mineral             deposits in the Polygon region, and has
     concession in Kazakstan.                          made no representation to anyone concerning
                                                       the presence or nature of mineral reserves in the
                                                       Polygon region. The Company recognizes that
                                                       doing business in Kazakstan entails a
                                                       higher degree of unpredictability and risk
                                                       than  doing  business  in the United States or
                                                       other, more developed nations. The Company has
                                                       disclosed its concerns about the risk profile
                                                       most recently in its Form 10-Q for the quarter
                                                       ended September 30, 1996.

G.   Defendants represented to offeree                 The Company never represented in any of
     and/or investors that ESSI acquired Lamb          its SEC filings that it closed the acquisition
     Associates, Inc., an engineering and              of Lamb Associates, Inc.  The Company had a
     technical services firm, when in fact,            binding agreement to purchase Lamb Associates,
     ESSI did not acquire Lamb Associates, Inc.        Inc., but never obtained the financing
                                                       necessary  to  close  the transaction.  All of this
                                                       was  fully  disclosed  in the Company's SEC
                                                       filings, including most recently in the Company's
                                                       Form  10-K  for the  year ended March 31, 1996.  In
                                                       January 1996, the Company and William Lamb
                                                       renegotiated the transaction documents to
                                                       accommodate a closing without financing. Mr.
                                                       Lamb issued a press release at the time of
                                                       the renegotiation indicating that the
                                                       transaction would be closing. The Company
                                                       withdrew its offer to close the transaction
                                                       when it learned that Lamb Associates' revenues and
                                                       earnings  were  less that had been projected by
                                                       Lamb   Associates. The Company never
                                                       misrepresented the nature of the Lamb Associates
                                                       transaction.


     The Company is very disappointed that the Department has chosen to file its complaint. The Company requires financing to complete the development and implementation of its business plan. There can be no assurance given the existence of the complaint that the Company will obtain the required financing.

         The Department had offered to settle the complaint on terms that would have required the Company to admit that it had unmade untrue statements of material facts. The Board of Directors of the Company considered the offer of settlement but rejected it because the admission would have potentially undermined the Company's credibility. During the pendency of the Department's lawsuit, the Company intends to defend its credibility vigorously, and to try its hardest to conduct business as though the complaint does not exist.


                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


                                        EARTH SEARCH SCIENCES, INC.


                                        By /s/ Larry F. Vance
                                        Larry F. Vance
                                        Chairman and Director


February 14, 1997